ROSS MILLER
Secretary of State
204 North Carson Street, Suite 4
Carson City, Nevada 89701 4520
(775) 684 5708
Website: www nvsos gov

Articles of Incorporation
(PURSUANT TO NRS CHAPTER 78)

1. Name of Corporation:
      |  RSR DEVELOPMENT CORP.

2. Registered  Agent for Service of Process:
| [X] Commercial Registered Agent: NEVADA
MANAGEMENT TEAM , LTD.

3. Authorized Stock:
      | Number of shares with par value:
	100,000,000
      | Par Value per share:
	$0.001
      | Number of shares without par value:	0

4. Names and Addresses Of the Board of Directors/Trustees:
			| RUDOLPH SOUTHWELL
			| 175 HUGUENOT STREET
      |NEW ROCHELLE, NY  10801

5. Purpose:
      | ALL LEGAL PURPOSES

6. Name, Address, and Signature of Incorporator:
			| TODD LEWIS /s/
      | 14 BOND STREET, SUITE 300 GREAT NECK NY
11021


7. Certificate of Acceptance of Appointment as Registered
Agent:

		I hereby accept appointment as Registered Agent for the
		Above named entity.

		/ s / NEVADA MANAGEMENT TEAM , LTD. / 04-18-11